Exhibit 10.27

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT DATED AS OF OCTOBER 12, 2007 BETWEEN

THE COMPANY AND JOHN A. EDWARDSON

WHEREAS, CDW Corporation, an Illinois corporation (the “Company”) and John A. Edwardson (“Executive”) entered into an Employment Agreement (the “Agreement”) dated as of October 12, 2007;

WHEREAS, the Company and Executive desire to amend the Agreement in certain respects;

NOW, THEREFORE, pursuant to the amendment provisions set forth in Section 20 of the Agreement, the Agreement is hereby amended effective January 1, 2009 as follows:

1. Section 4 of the Agreement is amended to add the following paragraph at the end thereof:

Each of the payments described in this Section 4 shall be made within 60 days after the Executive’s termination of employment, except to the extent such payment is otherwise governed by an applicable plan, program or arrangement.

2. The Agreement is amended to add the following paragraph as Section 23:

23. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation Section 1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive promptly following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for any reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of December 23, 2008.

CDW CORPORATION

By:	/S/ CHRISTINE A. LEAHY
	Name:	Christine A. Leahy
	Title:	Senior Vice President and General Counsel

EXECUTIVE

/S/ JOHN A. EDWARDSON
John A. Edwardson

Signature Page to First Amendment to Edwardson Employment Agreement

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